FOR RELEASE SEPTEMBER 10, 2007 at 7:30 a.m. ET

PALATIN TECHNOLOGIES ANNOUNCES REACQUISITION OF FULL RIGHTS TO BREMELANOTIDE PROGRAM

CRANBURY, N.J. – September 10, 2007 — Palatin Technologies, Inc. (AMEX: PTN) today announced it has reacquired full rights to bremelanotide, a first in class melanocortin agonist drug candidate for the treatment of male erectile dysfunction (ED) and female sexual dysfunction (FSD) from King Pharmaceuticals Inc. (NYSE: KG).

The companies mutually agreed to end their collaborative development and marketing agreement on bremelanotide, with King exercising its right to terminate. Under the termination, Palatin has all rights to bremelanotide, without any obligation for future payments to King. King has no financial obligation for future payments to Palatin, other than for previously incurred costs not yet reimbursed and approved expense reimbursements related to the wind-down of the collaboration. The decision follows recent responses from representatives of the U.S. Food and Drug Administration (FDA), which raised serious concerns about the acceptable benefit/risk ratio to support the progression of bremelanotide into Phase 3 studies for ED as a first-line therapy in the general population.

The termination of the collaborative development and marketing agreement is effective December 6, 2007. King retains the previously issued Palatin unregistered common stock and warrants.

Palatin is in the process of reviewing the responses and comments made by the FDA and plans to engage the FDA in further discussions in order to determine next steps related to the further development of bremelanotide for the treatment of ED.

“Regarding the FSD program with bremelanotide, we have completed an exploratory at-home Phase 2 clinical trial in pre- and postmenopausal women and are in the final stages of compiling the data. We anticipate releasing the results later this month,” stated Carl Spana, Ph.D., President and Chief Executive Officer of Palatin.

Palatin will also continue to focus its efforts on the Company’s pipeline of preclinical therapeutics, including its compounds for obesity partnered with AstraZeneca and a lead clinical candidate for the treatment of congestive heart failure.

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Conference Call and Webcast Access Information

Palatin Technologies’ management will discuss the status of the bremelanotide program during a conference call and webcast today at 9:00 a.m. ET.

Conference Call – Live	9/10/2007 at 9:00 a.m. ET
Domestic Dial-In Number	1-888-802-2225
International Dial-In Number	1-913-312-1268

Conference Call – Replay	9/10/2007 - 9/17/2007
Domestic Dial-In Number	1-888-203-1112
International Dial-In Number	1-719-457-0820
Replay Passcode #	6090184

The webcast and replay can be accessed by logging on to the “Investor Center-Webcasts” section of Palatin’s website at www.palatin.com.

About ED
ED is defined as the consistent inability to attain and maintain an erection sufficient for sexual intercourse. The condition is correlated with increasing age, cardiovascular disease, hypertension, diabetes, hyperlipidemia, and smoking. In addition, certain prescription drugs and psychogenic issues may contribute to ED. It is estimated that some degree of ED affects one half of all men over the age of 40 and that 150 million men worldwide suffer from ED.

About FSD
Female sexual disorder is defined by the American Foundation for Urologic Disease as: “The persistent or recurrent inability to attain or maintain sufficient sexual excitement, causing personal distress. It may be expressed as a lack of subjective excitement or a lack of genital or other somatic responses.” FSD consists of four components, hypoactive sexual desire disorder, female sexual arousal disorder (FSAD), dyspareunia or painful intercourse and anorgasmia. To establish a diagnosis of FSD, these components must be associated with personal distress, as determined by the affected woman. A February 10, 1999 study published in the Journal of the American Medical Association, JAMA, titled, “Sexual Dysfunction in the United States: Prevalence and Predictors,” states that some form of FSD appears to be prevalent in approximately 43 percent of the female population.

About Palatin Technologies, Inc.Palatin Technologies, Inc. is a biopharmaceutical company focused on discovering and developing targeted, receptor-specific small molecule and peptide therapeutics. The Company’s internal research and development capabilities, anchored by its proprietary MIDAS™ technology, are fueling product development. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. The Company currently has collaborations with

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AstraZeneca and Tyco Healthcare Mallinckrodt. For additional information regarding Palatin, please visit Palatin Technologies’ website at http://www.palatin.com.

Contacts: For Palatin Technologies:	For Institutional Investors and Media:

Stephen T. Wills, CPA, MST	Carney Noensie
EVP-Operations / Chief Financial Officer	Burns McClellan
(609) 495-2200	(212) 213-0006
info@palatin.com	cnoensie@burnsmc.com

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